Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-137598 on Form F-3 of our report dated May 9, 2008, relating to the financial statements of Nordic American Tanker Shipping Limited and to management’s annual report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 20-F of Nordic American Tanker Shipping Limited for the year ended December 31, 2007 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte AS

Oslo, Norway

May 12, 2008